Exhibit 99.1
Princeton National Bancorp, Inc. Announces
First Quarter 2009 Results
Princeton National Bancorp, Inc. (the “Company” or “PNBC”) (NASDAQ: PNBC), the holding company of Citizens First National Bank (the “Subsidiary Bank”), today reported results of operations and financial condition for the first quarter of 2009. Net income was $1,156,000 for the first quarter of 2009, or $0.28 per share, compared to $1,028,000 or $0.31 in the fourth quarter of 2008 and $2,090,000 or $0.63 in the first quarter of 2008. Return on average equity was 5.14% for the first quarter 2009, compared to 5.90% and 12.22% for the fourth quarter and first quarter of 2008, respectively.
President Tony J. Sorcic stated, “Our first quarter operating results reflect both the impact of current economic conditions on our credit costs as well as accruing for one-fourth of the FDIC special assessment, which will be assessed on all banks.”
“At the April Board of Directors’ meeting, the Board made the difficult decision to reduce the dividend from $.28 per share to $.14 per share. The dividend is payable May 26, 2009, to those shareholders of record as of May 11, 2009. The Company has always focused on generating a strong, consistent return for shareholders, but these extraordinary times require extraordinary measures. The reduction in dividend is being done as a precautionary measure to ensure we remain in a strong capital position to take advantage of opportunities in the future. The reduction is also in anticipation of the additional $1.2 million which will be accrued for the FDIC special assessment. Our highest obligation to our shareholders is to keep the Company strong and in a position to grow when economic times improve.”
“The Subsidiary Bank retains servicing of residential mortgages sold into the secondary market for which fees are earned. Accounting standards require the servicing value of these fees to be capitalized into the asset category, mortgage servicing rights. The Subsidiary Bank has been utilizing an accepted multiple for determining this asset value. Given the high level of refinancing due to the historic decrease in mortgage interest rates, the value of existing servicing rights has decreased. This resulted in a pre-tax charge of $556,419 to earnings in the first quarter of 2009.”
“On February 27, 2009, the FDIC announced it had adopted an interim rule to impose an emergency special assessment on June 30, 2009 which will be collected on September 30, 2009. It is anticipated the impact of the emergency special assessment on the Subsidiary Bank will be approximately 16 basis points or $1.6 million. During the first quarter, $416,000 was accrued toward this assessment and the remaining $1.2 million will be accrued for during the second quarter of 2009.
Mr. Sorcic concluded, “The Company’s solid capital base and ability to generate core earnings will be an advantage as we continue to work through the current credit cycle. This advantage enables Citizens First National Bank to meet the financial needs of customers and the communities it serves and positions Princeton National Bancorp, Inc. to benefit as conditions improve.”
Total assets ended the quarter at $1.215 billion, up 4.5% from $1.163 billion at December 31, 2008. Princeton National Bancorp, Inc. experienced a $16.0 million decrease in total loans as of March 31, 2009 in comparison to December 31, 2008 (primarily due to a decrease in the residential real estate category as variable rate loans were refinanced into fixed rate loans and sold in the secondary market, along with seasonal agricultural paydowns).
The non-performing loans of $33.3 million represent 4.30% of the total loan portfolio as of March 31, 2009, up slightly from 4.18% at December 31, 2008 due to the difficult economic environment. Most of the non-performing loans remain secured by the value of collateral pledged. At the end of the first quarter, specific loss provisions for individual credits totaled $1.3 million. The Subsidiary Bank staff will continue to work with borrowers to resolve problem loan situations and to work through the challenging remediation cycle for real estate and construction-related credits. Recognizing this, and reflective of current conditions, we have increased our level of loan loss provisioning, bringing our level of reserves to .76% of total loans, an increase from .43% one year ago. The loan loss provision taken in the first quarter totaled $1,170,000 versus $1,600,000 in the fourth quarter of 2008 and $368,000 in the first quarter of 2008.
The Company ended the first quarter of 2009 with total core deposits and repurchase agreements of $1.050 million, a $52.1 million increase from December 31, 2008 and $96.1 million increase from March 31, 2008.
In review of the March 31, 2009 consolidated statements of income, net-interest income (before provision) was $8.079 million, non-interest income was $2.795 million and the net interest margin was 3.40%, compared to $8.078 million, $2.837 million and 3.38%, respectively, for the fourth quarter of 2008.
As reported previously, on January 23rd, the Company received a $25.1 million investment from the U.S. Treasury Department Capital Purchase Program and Emergency Economic Stabilization Act of 2008 (“EESA”). On February 17, 2009 the American Recovery and Reinvestment Act (“ARRA”) of 2009 was enacted. The ARRA contains numerous provisions which modify the EESA and which require additional rule making by various regulatory bodies. The precise impact of ARRA and the rules promulgated under it continue to be announced.
The price of PNBC stock closed at $14.00 on March 31, 2009, compared to $22.14 on December 31, 2008. The decrease in stock price from year-end 2008 is reflective of the banking industry as a whole. Financial stocks continue to be impacted by poor earnings reports by many institutions, due to the current credit cycle.
For detailed financial information, please refer to the attached March 31, 2009 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.215 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.
Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	March 31,
	2009	December 31,
	(unaudited)	2008
ASSETS

Cash and due from banks	$67,755	$20,163
Interest-bearing deposits with financial institutions	113	98
Federal funds sold	0	0

Total cash and cash equivalents	67,868	20,261

Loans held for sale, at lower of cost or market	1,084	2,155

Investment securities available-for-sale, at fair value	259,397	236,883
Investment securities held-to-maturity, at amortized cost	15,137	14,232

Total investment securities	274,534	251,115

Loans, net of unearned interest	774,802	790,837
Allowance for loan losses	(5,864)	(5,064)

Net loans	768,938	785,773

Premises and equipment, net	29,243	29,297
Land held for sale, at lower of cost or market	2,354	2,354
Federal Reserve and Federal Home Loan Bank stock	4,211	4,211
Bank-owned life insurance	21,842	21,588
Interest receivable	8,301	9,693
Goodwill, net of accumulated amortization	24,521	24,521
Intangible assets, net of accumulated amortization	3,991	4,207
Other real estate owned	3,170	2,487
Other assets	5,427	5,468

TOTAL ASSETS	$1,215,484	$1,163,130

LIABILITIES

Demand deposits	$105,477	$110,559
Interest-bearing demand deposits	256,113	246,714
Savings deposits	66,234	61,089
Time deposits	583,140	543,770

Total deposits	1,010,964	962,132

Customer repurchase agreements	38,799	35,532
Advances from the Federal Home Loan Bank	32,494	32,493
Interest-bearing demand notes issued to the U.S. Treasury	773	2,441
Federal funds purchased	0	6,500
Trust Preferred securities	25,000	25,000
Note payable	0	16,050

Total borrowings	97,066	118,016

Other liabilities	9,499	10,511

Total liabilities	1,117,529	1,090,659

STOCKHOLDERS’ EQUITY

Preferred stock	24,938	22,391
Common stock	22,391	0
Common stock warrants	150	0
Additional paid-in capital	18,377	18,420
Retained earnings	54,479	54,329
Accumulated other comprehensive income, net of tax	1,655	1,402
Less: Treasury stock	(24,035)	(24,071)

Total stockholders’ equity	97,955	72,471

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,215,484	$1,163,130

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	7.68%	6.25%
Tier 1 leverage capital ratio	7.99%	6.22%
Tier 1 risk-based capital ratio	10.84%	7.72%
Total risk-based capital ratio	11.53%	8.30%
Common book value per share	$22.13	$21.97
Closing market price per share	$14.00	$22.14
End of period shares outstanding	3,300,139	3,298,041
End of period treasury shares outstanding	1,178,156	1,180,254

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS
	ENDED	ENDED
	March 31, 2009	March 31, 2008
	(unaudited)	(unaudited)

INTEREST INCOME

Interest and fees on loans	$11,059	$12,350
Interest and dividends on investment securities	2,931	2,679
Interest on federal funds sold	0	25
Interest on interest-bearing time deposits in other banks	16	12

Total Interest Income	14,006	15,066

INTEREST EXPENSE

Interest on deposits	5,147	6,674
Interest on borrowings	780	938

Total Interest Expense	5,927	7,612

Net interest income	8,079	7,454
Provision for loan losses	1,170	368

Net interest income after provision	6,909	7,086

NON-INTEREST INCOME
Trust & farm management fees	314	476
Service charges on deposit accounts	976	1,092
Other service charges	446	457
Gain on sales of securities available-for-sale	187	276
Brokerage fee income	198	219
Mortgage banking income	1	348
Bank-owned life insurance	243	215
Other operating income	430	70

Total Non-Interest Income	2,795	3,153

NON-INTEREST EXPENSE
Salaries and employee benefits	4,471	4,398
Occupancy	709	679
Equipment expense	773	718
Federal insurance assessments	697	84
Intangible assets amortization	208	179
Data processing	316	277
Advertising	197	168
Other operating expense	1,281	1,057

Total Non-Interest Expense	8,652	7,560

Income before income taxes	1,052	2,679
Income tax expense (benefit)	(104)	589

Net income	$1,156	$2,090
Preferred stock dividends	237	0
Accretion on preferred stock discount	5	0

Net income available to common stockholders	914	2,090

Per share information:
BASIC net income per common share available to common stockholders	$0.28	$0.63
DILUTED net income per common share available to common stockholders	$0.28	$0.63

Basic weighted average shares outstanding	3,298,064	3,304,063
Diluted weighted average shares outstanding	3,298,725	3,309,907

PERFORMANCE RATIOS (annualized)

Return on average assets	0.40%	0.78%
Return on average equity	5.14%	12.22%
Net interest margin (tax-equivalent)	3.40%	3.39%
Efficiency ratio (tax-equivalent)	75.30%	67.66%

ASSET QUALITY

Net loan charge-offs	$371	$481
Total non-performing loans	$33,278	$14,110
Non-performing loans as a % of total loans	4.30%	1.93%